UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2012

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49629	33-0933072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17872 Cartwright Road

Irvine, California 92614

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 399-4500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01.	Other Events.

Pursuant to the underwriting agreement (the “Underwriting Agreement”) entered into on December 15, 2011 among Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum” or the “Company”) and Merriman Capital, Inc. and J.P. Turner & Company, L.L.C. (the “Underwriters”), the Company granted the Underwriters a 30-day option (the “Over-Allotment Option”) to purchase up to 1,509,062 units (the “Units”), with each Unit consisting of one share of common stock, $0.02 par value per share, and one warrant to purchase 0.6 of a share of common stock (a “Warrant”), to cover overallotments further to the offering of 10,526,315 Units that closed on December 21, 2011 (the “Offering”). On January 13, 2012, the Underwriters exercised their Over-Allotment Option with respect to 221,250 Units at a price to the public of $0.95 per Unit. The closing of the Over-Allotment Option occurred on January 19, 2012, resulting in net proceeds to Quantum of approximately $193,793 after deducting underwriting discounts and commissions. Under the Underwriting Agreement, Quantum has sold a total of 10,747,565 Units to the Underwriters to date for aggregate net proceeds to Quantum of approximately $9.4 million, after deducting underwriting discounts and commissions.

The Units were offered and sold pursuant to a prospectus dated September 29, 2011 and a preliminary and final prospectus supplement dated November 25, 2011 and December 15, 2011, respectively, in connection with a takedown from the Company’s effective shelf registration statement on Form S-3 (File No. 333-176772) declared effective by the U.S. Securities and Exchange Commission on September 29, 2011.

In connection with the exercise of the Over-Allotment Option, the legal opinion of the General Counsel of the Company relating to the Units is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

5.1	Opinion of General Counsel

23.1	Consent of General Counsel (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2012	QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

	By:	/s/ Kenneth R. Lombardo
Kenneth R. Lombardo
General Counsel, Vice President-Legal, and Corporate Secretary

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

5.1	Opinion of General Counsel

23.1	Consent of General Counsel (included in Exhibit 5.1)